Exhibit 10.15

[On Solo Cup Letterhead]

November 2, 2006	Via Email

Mr. Anil Shah

309 Camelot Lane

Libertyville, IL 60048

Re: Separation and General Release Agreement

Dear Anil,

This letter sets forth the terms of your separation from the Company.

1.	You, Solo Cup Operating Corporation (the “Company”) and Solo Cup investment Corporation (“SCIC”) acknowledge and agree that (i) your employment with the Company ceased as of April 1, 2006 (“Termination Date”), (ii) effective as of the Termination Date, you no longer held any positions as an officer or employee of the Company, SCIC or any of their respective parents, subsidiaries and affiliates, and (iii) no compensation shall be paid to you in connection with the termination of your employment except as set forth in this agreement.

2.	The Employment Agreement entered into by you, the Company and SCIC dated as of April 14, 2004, (the “Employment Agreement”) terminated as of the Termination Date and is no longer of any force or effect, except that Sections 7.1, 7.2, 7.3 and 7.4 of the Employment Agreement shall remain in full force and effect in accordance with their terms and are incorporated herein in full by reference including any related definitions. Any amounts payable under item 3 under the heading of “other” on Exhibit A will be subject to reduction or termination as the result of your employment by another employer or self-employment.

3.	Subject to your compliance with the terms of this agreement, including those incorporated by reference, and provided that you consent to the release set forth in paragraph 6 below and do not revoke such release within the time frame provided therein for such revocation, as contemplated by the terms of the Employment Agreement, you shall be entitled to receive from the Company the payments and benefits set forth in Exhibit A hereto, at the times set forth in Exhibit A. The specific dollar amount of such payments, the timing of such payments and all other monetary or in kind obligations of the Company and SCIC to you are set forth in Exhibit A hereto. Except as provided in item 3 under the heading of “cash payment and item 3 under the heading of “other” on Exhibit A, payment of the amounts set forth on Exhibit A shall be less all applicable federal, state and local withholding taxes and shall in no event commence prior to the Effective Date of this agreement, as defined below in paragraph 13. Your eligibility to participate in the Company’s benefit plans, programs and perquisites terminated as of the Termination Date, except as expressly provided in Exhibit A.

4.	You acknowledge and agree that you are party to the Solo Cup Investment Corporation Stock Option Award Agreements under the 2004 Management Investment and Incentive Compensation Plan entered into by you and SCIC dated as of April 14, 2004 and dated as of March 10, 2005 (collectively, the “Award Agreements”). You and SCIC hereby agree that your rights under the Award Agreements shall be as set forth under item 2 under the heading of “other” on Exhibit A. Effective as of the Effective Date, as defined below in paragraph 13, the Award Agreements shall terminate and shall thereafter be of no force or effect.

5.	You acknowledge and agree that you are party to the Convertible Preferred Unit Award Agreement entered into by you and SCIC dated as of April 14, 2004, (the “CPU Agreement”). You and SCIC hereby agree that your rights under the CPU Agreement shall be as set forth under item 3 under the heading of “other” on Exhibit A. Effective as of the Effective Date, as defined below in paragraph 13, the CPU Agreement shall terminate and shall thereafter be of no force and effect.

6.	You acknowledge and agree that you are the current holder of 200 shares of Convertible Participating Preferred Stock of SCIC (“CPPS”). You further acknowledge and agree that you own no other equity interest in SCIC, other than as set forth in paragraphs 4 and 5 above. You hereby agree to sell your 200 shares of CPPS to SCIC for the amount set forth under item 3 under the heading of “cash payment” on Exhibit A. In connection with this agreement, upon payment of such amounts you agree that you are no longer a stockholder of SCIC and agree that you no longer have any rights under the Stockholders’ Agreement by and among SCIC, Solo Cup Company, a Delaware corporation, SCC Holding Company LLC, Vestar Capital Partners IV, L.P. and certain other parties dated as of February 27, 2004 (the “Stockholders’ Agreement”) or the Registration Rights Agreement by and among SCIC and certain other parties dated as of February 27, 2004 (the “Registration Rights Agreement”). Your only right shall be to receive the cash payment upon the terms set forth herein and following payment you shall not be entitled to exercise any rights as a stockholder.

Concurrently with the execution of this agreement, you shall deliver the stock certificate for the 200 shares of CPPS and a stock transfer power duly executed in blank for such CPPS which shall be held in escrow by Stahl Cowen Crowley LLC pending cash payment from SCIC in the amount set forth under item 3 under the heading of “cash payment” on Exhibit A. Upon your receipt of such cash payment, such stock certificate and stock transfer power shall be immediately and automatically released to SCIC.

7.

In consideration of the payments and benefits to be provided to you pursuant to Exhibit A of this agreement, and as contemplated by Section 4.2 of the Employment Agreement, you voluntarily, knowingly and willingly release and forever discharge the Company, Solo Cup Company, a Delaware corporation, SCIC and any of their respective parents, subsidiaries and affiliates, at any level, together with all of their respective past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys, servants and clients and each of their predecessors, successors and assigns (collectively referred to in this agreement as the “Releasees”), from any and all charges, complaints, claims, promises, agreements, obligations, damages, liabilities, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against them, you or your executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising to the time you sign this agreement. This release includes, but is not limited to, any rights or claims relating in any way to your employment relationship with the Company or SCIC or the termination thereof, or under any statute, including the federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, and the Illinois Human Rights Act, the City of Chicago Human Rights Ordinance or the Cook County Human Rights Ordinance, each as amended, or any other federal, state or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between you and the Company or any of the Releasees, except that the foregoing shall not preclude you from pursuing your rights to payment pursuant to this agreement or enforcing your rights under this agreement. Further, and by way of example, this waiver and release includes all claims for wrongful employment termination or breach of contract and any other claim whatsoever, including, but not limited to, claims relating to public policy or tort claims, retaliatory discharge claims, defamation claims, intentional infliction of emotional distress claims, invasion of privacy claims, personal injury claims, claims for back pay, claims for compensatory and/or punitive damages, claims for costs and/or attorneys’ fees, claims relating to legal restrictions on the Company’s right to terminate employees or pursuant to any other claims whatsoever, arising out of or relating to your employment with and/or separation of employment from the Company and/or any other occurrence to the date of this agreement or the Employment Agreement.

8.	You represent that you have not filed against the Company, the Releasees and/or the their respective owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries (collectively referred to in this agreement as the “Related Persons”), any complaints, charges or Lawsuits arising out of your employment by the Company, , or any other matter arising on or prior to the date you sign this agreement or if you have filed any such complaint, charge or lawsuit, you agree that the same shall be voluntarily dismissed, with prejudice, no later than Effective Date. You covenant and agree that you will not seek recovery against the Company, the Releasees or any of their respective Related Persons arising out of any of the matters set forth in this or the preceding paragraph of this agreement; provided, however, that in no event shall this limit you from commencing a proceeding for the sole purpose of enforcing your rights under this agreement. The Releasees and Related Persons that are not party hereto are intended third party beneficiaries of Sections 7 and 8 of this agreement and are entitled to enforce the provisions set forth in Sections 7 and 8 of this agreement.

9.	You represent that you have returned or will immediately return to the Company all “Company Information,” including without limitation, mailing lists, reports, files, memoranda, records and software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which you received or prepared or helped prepare in connection with your employment with the Company, and you will not retain any copies, duplicates, reproductions or excerpts thereof in any form whatsoever. The term “Company Information” as used in this agreement means (a) confidential information of the Company, SCIC or their respective affiliates, including without limitation information received from third parties under confidential conditions, and (b) other technical or non-technical information, business or marketing plans, personnel or telephone directories, computer programs, procedures, technology or records, operating procedures manuals, financial information, leases, budgets, rent rolls or customer lists, pricing information, intellectual property or trade secrets, or any other proprietary information related to the business of the Company, SCIC or their respective affiliates, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company, SCIC or their respective affiliates.

10.	You acknowledge that in the course of your employment with the Company you have acquired Company Information as defined above in paragraph 9. You understand and agree that such Company Information has been disclosed to you in confidence and for the use of only the Company. You acknowledge that you have no ownership right or interest in any Company Information used or developed during the course of your employment. You understand and agree that (i) you will keep such Company Information confidential at all times after your employment with the Company, and (ii) you will not make use of Company Information on your own behalf, or on behalf of any third party.

11.	You agree that at all times hereafter you will not make, or cause to be made, any public statement, observation or opinion that (a) accuses or implies that the Company or any of the Releasees engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with the Company or the termination thereof, the business or operations of the Company or any of the Releasees or otherwise; or (b) disparages, impugns or in any way reflects adversely upon the business or reputation of the Company or any of the Releasees. The Company agrees that it will not make any public statement, observation or opinion with the intention of disparaging you or in any way impugning you reputation. Nothing in this paragraph 11 shall prevent either party from truthfully responding in connection with governmental inquiries or as required by subpoena, court order or legal process.

12.	The Company advises you to consult with an attorney of your choosing prior to signing this agreement. You understand and agree that you have the right and have been given the opportunity to review this agreement and, specifically, the release in paragraph 7, with an attorney of your choice should you so desire.

13.

You have at least twenty-one (21) days to consider the terms of this agreement, although you may choose to sign this agreement and return it to the Company sooner if you so desire. Furthermore, once you have signed this agreement and returned it to the

Company, you have seven (7) additional days from the date you sign it to revoke your consent, in which case this agreement shall become null and void. In order to revoke your consent, you must inform the Company by written notice addressed to Solo Cup Company, 1700 Old Deerfield Road, Highland Park, IL 60035, Attn: General Counsel, no later than the close of business of the seventh (7th) day following the date that you sign this agreement. If no such revocation occurs, this agreement shall become effective on the eighth (8th) day following the day you sign the agreement (referred to in this agreement as the “Effective Date”), when the right to make acceptance shall have expired. This agreement is of no legal force or effect, and the Company shall have no obligation to make the payments indicated in paragraph 3 above and set forth on Exhibit A, until the Effective Date.

14.	The Company’s offer to you of this agreement and the payments set forth herein are not intended to, and shall not be construed as, an admission of liability by the Company or SCIC or any of their respective affiliates to you or of any improper conduct on the Company’s SCIC’s or any of their respective affiliates’ part, all of which the Company and SCIC specifically deny.

15.	You agree that this agreement shall remain confidential and shall not be disclosed to any person, except (a) to your immediate family and as may be required for obtaining legal or tax advice; (b) for the filing of income tax returns or required financial disclosures; or (c) as may be required by law, governmental regulations or in any proceeding to enforce this agreement. In the event of any disclosure to immediate family or a legal or tax advisor, you shall require any person receiving such information to maintain its confidentiality.

16.	You represent that in executing this agreement you have not relied upon any representation or statement not set forth herein with regard to the subject matter, basis or effect of this agreement or otherwise. The terms described in this letter including Exhibit A hereto constitute the entire agreement between us relating to the subject matter hereof and may not be altered or modified in any way other than in a writing signed by you and the Company. This agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. The agreement will be governed by the law of Illinois, without reference to its choice of law rules.

If the above sets forth our agreement as you understand it and consent to it, please so signify by executing the enclosed copy of this letter and returning it to the undersigned.

SOLO CUP INVESTMENT CORPORATION

By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	President/CEO

SOLO CUP OPERATING CORPORATION

By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	President/CEO

Agreed to and Accepted:

/s/ Anil Shah

Dated:	Nov. 3rd, 2006

EXHIBIT A

The items listed below are subject to the terms and conditions of this agreement.

Cash Payments:

1.	$513,000.00, to be paid in cash in a single lump-sum, on the Effective Date, provided that you have voluntarily dismissed, with prejudice, any complaint, charge or lawsuit filed by you prior to the Effective Date (and have furnished the Company with evidence of the same), less all applicable federal, state and local withholding taxes (the “Lump Sum Payment”). You acknowledge that in addition to the foregoing, you have also already been paid $68,750.00 as severance following your Termination Date. You acknowledge and agree that the payment(s) and other benefits contemplated and provided pursuant to this agreement are in full discharge of any and all liabilities and obligations to you, monetarily or with respect to severance, vacation entitlement, employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment arrangement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company.

2.	$26,000, less all applicable federal, state and local withholding taxes, as contemplated by Section 10 of the CPU Agreement, in full satisfaction of your rights under the CPU Agreement under which 26 Convertible Preferred Units are credited to your account, to be paid as soon as a practicable following the Effective Date (A) so long as permitted (as determined by the board of directors of SCIC) by (x) the Credit Agreement dated as of February 27, 2004, as amended, among Solo Cup Company, a Delaware corporation, Solo Cup Investment Corporation, Bank of America, N.A., as Administrative Agent and Swing Line Lender and as an L/C Issuer, Banc of America Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Running Managers, Citicorp North America, Inc., as Syndication Agent, Harris Trust and Savings Bank, as Documentation Agent and as an L/C Issuer, and various lending parties named therein (the “First Lien Credit Agreement”), (y) the Second Lien Credit Agreement, dated as of March 31, 2006, among Solo Cup Company, a Delaware corporation, Solo Cup Investment Corporation, and Bank of America, N.A., as Administrative Agent, Banc of America Securities LLC, as Sole Lead Arranger and Sole Bookrunning Manager and other lending parties therein (the “Second Lien Credit Agreement”) and (z) the Indenture, dated as of February 27, 2004, by and among Solo Cup Company, a Delaware corporation, certain guarantors of Solo Cup Company and U.S. Bank National Association, as Trustee (the “Indenture”), and (B) provided that you have voluntarily dismissed, with prejudice, any complaint, charge or lawsuit filed by you prior to the Effective Date (and have furnished the Company with evidence of the same). As of the date hereof, the Company is not in default under its First Lien Credit Agreement, Second Lien Credit Agreement or the Indenture.

3.	$200,000.00, which represents the agreed redemption price of $1,000.00 per share of CPPS multiplied by 200 shares of CPPS purchased by you under the Subscription Agreement entered into by you and Solo Investment dated as of April 14, 2004, to be paid as soon a practicable following the Effective Date (A) so long as permitted (as determined by the board of directors of SCIC) by the First Lien Credit Agreement, the Second Lien Credit Agreement and the Indenture, and (B) provided that you have voluntarily dismissed, with prejudice, any complaint, charge or lawsuit filed by you prior to the Effective Date (and have furnished the Company with evidence of the same). Please note that no taxes will be withheld by the Company in connection with the redemption of the CPPSs and you shall be solely responsible for the payment of any such taxes.

Other:

1.	There are no unpaid amounts of salary previously accrued to your benefit as of the Termination Date. You did not earn an annual bonus for fiscal year 2005, as the Company did not meet the reduction of indebtedness or performance criteria set forth in Article III, Section 3.3(b) of the Employment Agreement. You are not eligible to earn an annual bonus for fiscal year 2006 as you are no longer employed by the Company as of the Termination Date.

2.	Pursuant to the terms of the Award Agreements, 14,136 options were vested and remained outstanding as of the Termination Date (the “Outstanding Options”) and all other options expired exercised as of the Termination Date. The Outstanding Options shall be subject to the terms and conditions of the Award Agreements and the 2004 Management Investment and Incentive Compensation Plan (the “2004 Plan”), including, without limitation, Section 3.9(b) of the Stockholders’ Agreement, as defined in the 2004 Plan. The parties agree that the current Fair Market Value (as defined in the Stockholders’ Agreement) of the Common Stock of the Company is equal to or less than the exercise price applicable to the Outstanding Options as of the Termination Date. Accordingly, you and the Company agree that (i) the Company shall have exercised its call right under Section 3.9(b) of the Stockholders’ Agreement to purchase the Outstanding Options for a purchase price of $0.00, equal to the excess of the per share Fair Market Value of the Common Stock over the exercise price and (ii) you shall have no further rights in respect of the Outstanding Options as of the Termination Date.

3.	You will continue to receive coverage under the Company’s group health, vision and dental plans until the earlier to occur of (i) the 18-month anniversary of the Termination Date or (ii) the date you are provided similar coverage by a new employer. Coverage for the period will be maintained under the Company benefit plan through COBRA, the premiums for which will be paid by the Company; it being understood that after the date hereof the Company may change its group health plan insurer with respect to your COBRA coverage to the same extent such changes apply to other participants in the group health plan.

4.	You will be contacted separately regarding your available options under the Company’s Profit Sharing 401(k) plan.